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                                                                   EXHIBIT 10.34

[LOGO]


February 26, 1998


Mr. William J. O'Connell
18 Cole Drive
Medfield,  MA  02052


Dear Bill:

We have reached the following agreement as an amendment to the terms of your status with SystemSoft Corporation.

      - Your permanent employment will cease with the company effective February 28, 1998 and you will be paid your salary through that date.

      - You will be a consultant to the company for a fourteen week period commencing March 2, 1998 and ending June 15, 1998. You will be expected to work with the company four days per week. In return for your services you will be paid $5,000 per week for the duration of the fourteen weeks. This equates to a total consulting fee of $70,000. SystemSoft has already exchanged the following options to your ownership as shares. The granted options exchanged for shares were as follows:

                  GRANT #           VALUE            SHARES
                  -------           -----            ------
                  000119            $41,015          21,875
                  000206            $ 9,375           5,000
                                    -------          ------
                                    $50,380          26,875

      - You are responsible for $3,000,000 in revenue from 3Com, Fountain, Micron, Sykes, CA or any other technology license deal. The following stock grants will be transferred ownership to you as shares on May 8, 1998, provided you achieve the $3M in revenue.

                  GRANT#              VALUE            SHARES
                  ------            ----------        -------
                  000313            $51,258.38         11,886
                  000327            $40,377.94          9,363
                                    ----------         ------
                                    $91,636.32         21,249

It is understood that there will be time dedicated to work with Convergent Corporation in Atlanta during this fourteen week period.
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This letter supersedes the previous letter you received on February 3, 1998 insofar as your time commitment, cash compensation and additional vesting of shares of stock as outlined above. This agreement does not supersede your Employment Agreement dated December 28, 1997 and is put in place in addition to that agreement. The terms of your Employment Agreement, as described in that document will remain in force from March 1, 1998 - March 1, 1999.

Please acknowledge acceptance of this agreement by signing below.


Sincerely,

/s/ Robert F. Angelo
--------------------
Robert F. Angelo

Agreed to and accepted by"

/s/ William J. O'Connell
---------------------------
William J. O'Connell


Cc: Robert Angelo